Exhibit 3.1(d) - Articles of Incorporation and Amendments (Nevada)

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)

Filed By:

Name of Corporation

We  the   undersigned   President  and  Secretary  of   BioProgress   Technology
International, Inc., (f/k/a Famous Sam's Group, Inc.) do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened and held on the 1st day of November, 1998, adopted a resolution to amend the original articles as follows: Article IV, Section 4.1, Increase in Share capital. All of which is restated in its entirety, along with the other articles in the attachment.

The number of shares of the corporation outstanding and entitled to vote on an amendment of the Articles of Incorporation was 5,000,000: that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

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President or Vice President

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Secretary or Assistant Secretary

City of Cambridge                     )
County of Cambridgeshire              ) ss.
United Kingdom                        )

On December 17, 1998, personally appeared before me, a Notary Public, Barry J. Muncaster, who acknowledged that he executed the above instrument.
Notary Public

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            FAMOUS SAM'S GROUP, INC.

Know All Men By These Presents: that the following amended and restated articles of incorporation (i) were adopted by the board governing this corporation, as required by the shareholders thereof and approved in accordance with the laws of the State of Nevada, and (ii) from and after the date of filing with the Secretary of State for the State of Nevada, constitute the Amended and Restated Articles of Incorporation for BioProgress Technology International, Inc., formerly known as Famous Sam's Group, Inc.

ARTICLE  I
(Name)

The name of the corporation shall be BioProgress Technology International, Inc. (the Corporation).

ARTICLE II
(Period of Duration)

The Corporation shall exist in perpetuity from and after the date of filing these Articles of Incorporation with the Secretary of State for the State of Nevada, unless and until dissolved according to law.

ARTICLE III
(Purpose and Powers)
The Corporation has been formed for the purpose of transacting any and all lawful business for which corporations may be formed under the laws of the State of Nevada. The Corporation shall have and may exercise all rights, powers and privileges now and hereafter conferred upon corporations formed under the laws of the State of Nevada to effectuate its stated purpose and may do everything necessary, lawful, suitable, and proper in accomplishment thereof.

ARTICLE IV
(Capital)

Section 4.1 Classes of Shares. The proprietary interest of the Corporation shall be divided into two classes of stock, which are collectively referred to herein as Shares. The first is a class of common stock, par value $.00l per share, and the second a class of preferred stock, par value $.0l per share. (An individual share within the respective classes of stock shall be referred to appropriately as either a Common Share or a Preferred Share). The Corporation shall have the authority to issue 50,000,000 Common Shares and 5,000,000 Preferred Shares. The authority of the Corporation to issue shares may be limited by resolution of the board of directors of the Corporation (the Board of Directors). Shares may be issued from time to time for such consideration in money or property (tangible or intangible) or labor or services actually performed as the Board of Directors may determine in its sole judgment and without the necessity of action by the holders of Shares. Common Shares may be issued in series. Shares may not be issued until paid for and, when issued, are non assessable. Fractional Shares may not be issued by the Corporation and, in the event fractional shares are or may become outstanding, the Corporation shall redeem said shares at the then market price.

Section 4.2 Preferred Shares. The Board of Directors is authorized to act by resolution, subject to limitations prescribed by the laws of the State of Nevada, these Articles of Incorporation, the Bylaws of the Corporation (the Bylaws), and previous resolutions by the Board of Directors limiting this authorization, to provide for the issuance of Preferred Shares in series. To exercise this authority the Board of Directors must first designate the series so established, and, secondly, fix and determine the relative rights, preferences, and limitations of the Preferred Shares in the series established to the extent not fixed and determined by reference to the Nevada Corporation Code. Without limiting the generality of the foregoing, this authority includes fixing and determining the following:

(a) The number of Preferred Shares which may be issued under the series established, and the designation of such series;

(b) The rate of dividend on Preferred Shares of that series, if any, the time of payment of dividends, whether dividends shall be cumulative, and, if cumulative, the date from which dividends shall begin accruing;

(c) Whether Preferred Shares of that series may be redeemed, and, if redeemable, the redemption price, terms, and conditions of redemption;

(d) Whether to establish a sinking fund or make other provisions for the redemption or purchase of Preferred Shares of that series;

(e) The amount payable per Preferred Share of that series in the event of the dissolution, liquidation, or winding up of the Corporation, whether voluntarily or involuntarily;

(f) Voting powers, if any, of the series; and

(g) Whether the series shall have conversion privileges, and, if convertible, the terms and conditions upon which Preferred Shares of that series shall be convertible, including, without limitation, the provision, if any, for adjustment for the conversion rate and the payment of additional amounts by holders of such shares upon the exercise of this privilege.

Irrespective of the limitations set forth in subsection (a) of this section, the Board of Directors may, at any time after the number of Preferred Shares authorized under a series has been established, authorize the issuance of additional Preferred Shares of the same series or reduce the number of Preferred Shares authorized under such series. All Preferred Shares shall be identical to each other in all respects, except as to those relative rights, preferences, and limitations established by the Board of Directors pursuant to its authority as determined by reference to the Nevada Corporation Code and as established in subsections (a) through (g), inclusive, of this section, as to which there may be variations between series.

Section 4.3 Voting. Each record holder of Common Shares (and to the extent, if any, provided by the laws of the State of Nevada or by the Board of Directors acting pursuant to the authority set forth in Section 4.2(f). of this article each record holder of Preferred Shares) shall have one vote on each matter submitted to a vote for each Share standing in his name on the books of the

Corporation. Unless otherwise required under the laws of the State of Nevada, these Articles of Incorporation, the Bylaws, or the resolution of the Board of Directors creating any series of Preferred Shares, no matter submitted to a Shareholder vote shall require the approval of a class or series of Shares voting separately.

Section 4.4 Quorum. At all meetings of Shareholders, one third (1/3) of the Shares entitled to vote at such meeting, whether represented in person or by proxy, shall constitute a quorum and at any meeting at which a quorum is present the affirmative vote of a majority of the Shares represented at such meeting and entitled to vote on the subject matter shall be the act of the Shareholders.

ARTICLE V
(Rights of Shareholders)

Section 5.1. Cumulative Voting. Shareholders are not entitled to cumulative voting unless expressly provided to the contrary by resolution of the Board of Directors in establishing a series within a class of Shares.

Section 5.2. Pre emptive Rights. Shareholders shall not be entitled to any pre emptive or similar rights, including, without limitation, any pre emptive or similar right to purchase, subscribe for, or otherwise acquire unissued or treasury Shares of the Corporation that may be issued at any time, or to purchase, subscribe for, or otherwise acquire any options, warrants, or privileges to purchase, subscribe for, or otherwise acquire any such unissued or treasury Shares, or to purchase, subscribe for, or otherwise acquire bonds, notes, debentures, or other securities convertible into or carrying options, warrants, or privileges to purchase, subscribe for, or otherwise acquire any such unissued or treasury Shares unless expressly provided to the contrary by resolution of the Board of Directors in establishing a series within a class of Shares.

ARTICLE VI
(Registered Office and Registered Agent)

The registered office of the Corporation is One East First Street, Reno, Colorado 89501, and the name of the registered agent of the Corporation at this address is The Corporation Trust Company of Colorado.

ARTICLE VII
(Board of Directors)

Section 7.1. Exercise of Corporate Powers. The corporate powers shall be exercised by the Board of Directors. The number of directors shall be set under the Bylaws or by resolution of the Board of Directors, either of which shall meet the requirements set forth under the Nevada Corporation Code.

Section 7.2. Limitation of Liability. To the fullest extent permitted by the Nevada Corporation Code, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the Corporation or to the Shareholders for breach of fiduciary duty as a director.

Section 7.3. Delegation to Bylaws. All other provisions relating to the governance of the Board of Directors shall be set forth in the Bylaws, or established by resolutions of the Board of Directors in accordance with authority granted thereby.

ARTICLE VIII
(Transactions with Certain Interested Parties)

Section 8.1. Directors and Officers. No contract or other transaction between the Corporation and one or more of its directors or officers or any other corporation, firm, association, or entity in which one or more directors of the Corporation are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest, or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorized, approved, or ratified such contract or transaction, or solely because their votes were counted for such purpose if (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested persons; (b) the fact of such relationship or interest is disclosed to or known by the Shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the Corporation. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof, which authorizes, approves, or ratifies such contract or transaction.

Section 8.2. Certain Other Persons. No contract or other transaction between the Corporation and one or more of its employees, fiduciaries, or agents or between the Corporation and any corporation, firm, association, or entity of which one of the employees, fiduciaries, or agents of the Corporation is a director, officer, member, employee, trustee or shareholder, or otherwise has a direct or indirect financial interest is void or voidable solely because of such relationship or interest or solely because such persons were present at the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed to or known by the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested persons; or (b) the fact of such relationship or interest is disclosed to or known by the Shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent.

ARTICLE IX
(Corporate Opportunity and Indemnification)

Section 9.1. Corporate Opportunity. The officers, directors, and other members of management of the Corporation shall be subject to the doctrine of corporate opportunities only insofar as this doctrine applies to business opportunities in which the Corporation has expressed an interest as determined from time to time by the Board of Directors through resolutions appearing in the minutes of the Corporation. Once such areas of interest are delineated, all business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of the Corporation shall be disclosed promptly to the Corporation and made available to it. The Board of Directors may reject any business opportunity. Until such time as the Corporation, through its Board of Directors, has designated an area of interest, the officers, directors, and other members of management of the Corporation shall be free to engage in such areas of interest on their own. This doctrine shall not limit the right of any officer, director, or other member of management of the Corporation to continue a business existing prior to the time that an area of interest is designated by the Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director, or other member of management) from any duties which he may have to the Corporation; additionally, an agreement between the Corporation and an officer, director, or other member of the management of the Corporation may expressly modify this article to such extent as the Board of Directors in its sole discretion may determine.

Section 9.2. Indemnification. The Bylaws shall set forth the indemnification rights available to officers, directors, employees and agents.

ARTICLE X
(Majority Vote)

When, with respect to any action to be taken by Shareholders of the Corporation, the Nevada Corporation Code requires the vote or concurrence of the holders of two thirds of the outstanding Shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such Shares or class or series thereof.

ARTICLE XI
(Transfer Restrictions on Shares)

The Corporation has the right, by appropriate action, to impose restrictions upon the transfer of any of its Shares, or any interest therein; provided, however, that such restrictions or the substance thereof shall be set forth upon the face or back of the certificates representing such Shares.

ARTICLE XII
(Amendments; Bylaws)

The Bylaws of the Corporation may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with the laws of the State of Nevada or these Articles of Incorporation. The Board of Directors, in addition to the Shareholders, shall have the power to alter, amend, or repeal the Bylaws or to adopt new Bylaws.

IN WITNESS WHEREOF, the undersigned has signed these Amended and Restated Articles of Incorporation this 17th day of December, 1998.


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Barry J. Muncaster, President
9055 Huntcliff Trace
Atlanta
GA 30350